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                                                                 ATTACHMENT 77C


                MATTERS SUBMITTED TO VOTE OF CONTRACT OWNERS

An annual meeting of Contract Owners of the Fund was held on April 17, 1995. At the meeting, the individuals named below were elected as Members of the Board of Managers of the Fund, a new Investment Management Agreement between The Franklin and the Fund was approved and Ernst & Young LLP was ratified as the Fund's independent accountants for the ensuing fiscal year. The number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes, if applicable, as to each matter is set forth in the table below.

    Matter                                     Votes:
 ______________               __________________________________________________
                              For              Against          Abstain
                              ---              -------          -------
Election of
Robert G. Spencer as
Member, Board of Managers     70,983            2,341              0

Election of
Dr. Robert C. Spencer as
Member, Board of Managers     70,765            2,559              0

Election of
James W. Voth as
Member, Board of Managers     70,983            2,341              0

Election of
Clifford L. Greenwalt as
Member, Board of Managers     70,983            2,341              0

Approval of new Investment
Management Agreement
between the Fund and
The Franklin                  67,468            1,183          4,673

Ratification of Selection
of Ernst & Young LLP as
independent accountants       70,514              805          2,005